CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2015, relating to the financial statements and financial highlights of RiverNorth Core Opportunity Fund, RiverNorth/DoubleLine Strategic Income Fund, RiverNorth Equity Opportunity Fund, and RiverNorth/Oaktree High Income Fund, each a series of RiverNorth Funds, for the year ended September 30, 2015, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
January 26, 2016